Exhibit 3.8

                              AMENDED AND RESTATED
               CERTIFICATE OF DESIGNATIONS, NUMBER, VOTING POWERS,
                       PREFERENCES AND RIGHTS OF SERIES A
                                 PREFERRED STOCK
                                       OF
                              GRUBB & ELLIS COMPANY
                            (A DELAWARE CORPORATION)


                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

     The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of Grubb & Ellis Company, a Delaware corporation (hereinafter called the "Corporation"), with the preferences and rights set forth therein relating to dividends, redemption, dissolution and distribution of assets of the Corporation having been fixed by the Board of Directors pursuant to authority granted to it under the Corporation's CERTIFICATE OF INCORPORATION and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware ("GCL"):

     RESOLVED: That the Corporation's Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Preferred Stock dated March 7, 2002, and filed with the Secretary of State of the State of Delaware on March 8, 2002, and as thereafter amended on May 14, 2002 and corrected on May 15, 2002, is hereby amended in its entirety; and it is further

     RESOLVED: That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors of this Corporation hereby amends the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares (the "CERTIFICATE OF AMENDMENT"), in addition to those set forth in the Certificate of Incorporation of the Corporation, as follows:

     1. DESIGNATION AND AMOUNT. The shares of such series shall be designated "Series A Preferred Stock," par value $.01 per share, (the "Series A Preferred Stock"), and the number of shares constituting such series shall be up to 60,000 shares.

     2. DIVIDENDS.


     (a) The holders of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation (the "Board of Directors"), out of the net profits of the Corporation, dividends per share equal to 12% per annum of the Stated Value (as herein defined) of such Series A Preferred Stock, before any dividends shall be declared, set apart for or paid upon the common stock, par value $.01 per share (the "Common Stock") of the Corporation, or any other stock ranking with respect to dividends or on liquidation junior to the Series A Preferred Stock (such stock being referred to hereinafter collectively as "Junior Stock") in any year. All dividends declared upon the Series A Preferred Stock shall be declared pro rata per share and compounded quarterly. For purposes hereof, the term "Stated Value" shall mean $1000.00 per share subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to the Series A Preferred Stock.

     (b) Dividends on the Series A Preferred Stock shall be cumulative and shall continue to accrue whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year, so that if in any fiscal year or years, dividends in whole or in part are not paid upon the Series A Preferred Stock, unpaid dividends shall accumulate as against the holders of the Junior Stock.

     (c) In the event dividends on the Series A Preferred Stock are paid in additional shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock to be issued in payment of the dividend with respect to each outstanding share of Series A Preferred Stock shall be determined by dividing the amount of the dividend per share that would have been payable had such dividend been paid in cash by the Stated Value. To the extent that any such dividend would result in the issuance of a fractional share of Series A Preferred Stock (which shall be determined with respect to the aggregate number of shares of Series A Preferred Stock held of record by each holder) then the amount of such fraction multiplied by the Stated Value shall be paid in cash (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible).

     (d) For so long as the Series A Preferred Stock remains outstanding, the Corporation shall not, without the prior consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, pay any dividend upon the Junior Stock, whether in cash or other property (other than shares of Junior Stock), or purchase, redeem or otherwise acquire any such Junior Stock unless it has paid the dividend to the holders of the Series A Preferred Stock as described above. Notwithstanding the provisions of this Section 2(d), without declaring or paying dividends on the Series A Preferred Stock, the Corporation may, subject to applicable law, repurchase or redeem shares of capital stock of the Corporation from current or former officers or employees of the Corporation pursuant to the terms of repurchase or similar agreements in effect from time to time, provided that such agreements have been approved by the Board of Directors and the terms of such agreements provide for a repurchase or redemption price not in excess of the price per share paid by such employee for such share.

     3. LIQUIDATION, DISSOLUTION OR WINDING UP.

     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation"), the holders of shares of Series A Preferred Stock then outstanding shall, subject to the provisions of
Section 3(d) below, be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other series of preferred stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (any such preferred stock being referred to hereinafter as "Senior Preferred Stock") upon such Liquidation, but before payment of any consideration shall be made to the holders of Junior Stock, consideration equal to the greater of (i) 150% of the Stated Value per share, plus any dividends thereon that are accrued but unpaid, or (ii) the amount such holder would have received assuming that each share of Series A Preferred Stock equaled 998 shares (the "Assumed Share Number") of Common Stock, which Assumed Share Number is based upon the number of "Adjusted Outstanding Shares" (as that term is defined in paragraph 5(b) below) on April 14, 2002, subject to further adjustment as provided in Section 5 and Section 6 hereof; PROVIDED, HOWEVER, that notwithstanding anything set forth herein to the contrary, in the event that a Liquidation does not occur, or a binding agreement to effect any such Liquidation has not been executed and delivered by the Company on or before May 13, 2003 (the "Adjustment Date"), then subclause (i) of this sentence shall automatically be deemed to be amended to be 200% of the Stated Value per share, plus any dividends thereon that are accrued but unpaid. If upon any Liquidation, at any time, the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock, and any class of stock ranking on liquidation on a parity with the Series A Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

     (b) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock and Series A Preferred Stock and any other series of preferred stock ("Preferred Stock") upon Liquidation, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

     (c) Liquidation as used in this Section 3 shall be deemed to include any transaction which is referred to in any one or more of the following clauses (i) through (iii):

          (i) any merger or consolidation involving the Corporation which meets the criteria set forth in clause (iii) below;

          (ii) the acquisition of the Corporation either (x) through the sale, conveyance, mortgage, pledge or lease of all or substantially all the assets of the Corporation, or (y) through the acquisition of an interest in the Company's common stock of the Company by way of purchase (whether by public tender offer or otherwise), merger or consolidation, or (z) otherwise; or

          (iii) Any transaction or series of transactions, where, other than any person or group who is or are current stockholders of the Corporation as of April 14, 2002 and/or any of their respective affiliates, a "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined by Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of 50% or more of the outstanding capital stock of the Corporation.


               (d) (i) Notwithstanding anything set forth herein to the contrary, in the event that the Corporation enters into a definitive binding agreement with respect to a transaction which is deemed to be a Liquidation as defined in Section 3(c)(ii) herein above (a "Section 3(c)(ii) Liquidation") on or before the "Non-Voting Date," as such term is defined in, and as such date may be extended pursuant to, Section 4(d) below, and the Section 3(c)(ii) Liquidation, or any transaction contemplated or permitted by the definitive binding agreement relating to the Section 3(c)(ii) Liquidation, closes on or before the Non-Voting Date, then the holder shall not be entitled to receive the consideration set forth in
          Section 3(a) above, but rather, shall be entitled to receive, before payment of any consideration shall be made to the holders of Junior Stock, 100% of the Stated Value per share plus any dividends thereon that are accrued but unpaid (the "Series A Investment") plus Two Million Dollars ($2,000,000) (the "Alternate Liquidation Amount"), PROVIDED, HOWEVER, that in the event that holder accepts the Alternate Liquidation Amount, then the holder expressly agrees that holder shall not, shall cause the Holder's "affiliates" (as defined in Section 4(c) below) not to, and shall not assist or encourage any stockholder of the Corporation to, under any circumstances whatsoever, seek, or be permitted to seek, to exercise any appraisal rights under Section 262 of the GCL, or otherwise seek, or be permitted to seek, to challenge the Section 3(c)(ii) Liquidation. Unless the holder expressly notifies the Corporation in writing within seven (7) days after holder has received the Alternate Liquidation Amount, which notice, to be effective, must be in accordance with the notice provisions set forth in Section (d)(ii) below and must also include the return of the entire Alternate Liquidation Amount, time being of the essence, that it does not accept the Alternate Liquidation Amount, then the holder shall automatically and irrevocably be deemed to have accepted the Alternate Liquidation Amount. In the event that, in accordance with the provisions of the immediately preceding sentence, the holder duly notifies the Corporation that it does not accept the Alternate Liquidation Amount, the holder shall be deemed to have irrevocably waived its right to receive such Alternate Liquidation Amount. As used in this Certificate of Amendment, the term Section 3(c)(ii) Liquidation shall mean not only the transaction that is deemed to be a Liquidation as defined in Section 3(c)(ii) above, but shall also include any transaction contemplated or permitted by the definitive binding agreement relating to the Section 3(c)(ii) Liquidation transaction.

                           (ii)   All notices, requests, demands, other
          communications and deliveries required or desired to be given hereunder shall only be effective if given in writing by hand, by certified or registered mail, return receipt requested, postage prepaid, or by U.S. express mail service, or by private overnight mail service (e.g. Federal Express), or by facsimile transmission. Any such notice, request, demand, other communication or delivery shall be deemed to have been received (a) on the business day actually received if given by hand or facsimile transmission, (b) on the business day immediately subsequent to mailing, if sent by U.S. express mail service or private overnight mail service, or (c) three (3) business days following the mailing thereof, if mailed by certified or registered mail, postage prepaid, return receipt requested, and all such notices shall be sent to the following addresses (or to such other address or addresses as a party may have advised the other in the manner provided herein):

                  If to the Corporation to:

                  Grubb & Ellis Company
                  55 East 59th Street
                  New York, New York  10022
                  Telephone No. (212) 326-4744
                  Facsimile No.  (212) 326-4903
                  Attn:  Chief Executive Officer

                              -and-

                  2215 Sanders Road
                  Suite 400
                  Northbrook, Illinois  60062
                  Telephone No. (847) 753-7500
                  Facsimile No.  (847) 753-9060
                  Attn:  Chief Administrator Officer

                  with a copy simultaneously by like means:

                  Zukerman Gore & Brandeis, LLP
                  900 Third Avenue
                  New York, New York  10022
                  Telephone No. (212) 223-6700
                  Facsimile No. (212) 223-6433
                  Attention: Jeffrey D. Zukerman, Esq.

                  If to the holder of the Series A Preferred Stock:

                  Kojaian Ventures, L.L.C.
                  39400 Woodward Avenue
                  Suite 250
                  Bloomfield Hills, Michigan  48304
                  Telephone No. (248) 644-7600
                  Facsimile No.  (248) 644-7620

                  with a copy simultaneously by like means to:

                  Carson Fischer, P.L.C.
                  Third Floor
                  300 East Maple Road
                  Birmingham, Michigan  48009
                  Telephone No. (248) 644-4840
                  Facsimile No.  (248) 644-1832
                  Attn:  Robert M. Carson, Esq.

                  (e) In the event of any Liquidation, each holder of Series A Preferred Stock shall have the right to elect to receive the benefits of Section 6(e) in lieu of receiving payment in Liquidation, pursuant to this Section 3. Upon payment of all amounts due under this Section 3, the holder of any shares of Series A Preferred Stock shall have no further rights in respect of such shares.

               4. VOTING.

     (a) Each issued and outstanding share of Series A Preferred Stock shall be entitled to the number of votes equal to the Assumed Share Number (as adjusted from time to time pursuant to Section 5 and Section 6), at each meeting of stockholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the stockholders of the Corporation (including increasing or decreasing the number of authorized shares of capital stock of the Corporation) for their action or consideration.

     (b) In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock:

     (i) amend or repeal any provision of the Corporation's Certificate of Incorporation or By-Laws;

     (ii) authorize or effect the payment of dividends or the redemption or repurchase of any capital stock of the Corporation or rights to acquire capital stock of the Corporation; or

     (iii) authorize or effect the issuance by the Corporation of any shares of capital stock or rights to acquire capital stock other than (x) pursuant to options, warrants, conversion or subscription rights in existence on March 7, 2002 (the "Initial Issuance Date") or thereafter approved with the consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock or (y) pursuant to stock option, stock bonus or other employee stock plans for the benefit of the employees and consultants and outside directors of the Corporation or its subsidiaries in existence as of such date or thereafter approved with the consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock.

     (c) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, the authorization or issuance of any series of Preferred Stock with preference or priority over, or being on a parity with the Series A Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed so to affect adversely the Series A Preferred Stock.

     (d) Notwithstanding anything set forth herein to the contrary, prior to May 31, 2002 (as same may be extended as provided below, the "Non-Voting Date"), the holder shall not exercise any voting rights, of any equity securities of the Corporation beneficially owned by the holder, in any manner whatsoever, that could directly or indirectly hinder, prohibit, delay or prevent the consummation of, or materially alter the terms of, a proposed Section 3(c)(ii) Liquidation, PROVIDED, THAT in the event the Corporation enters into a definitive binding agreement with respect to a Section 3(c)(ii) Liquidation on or before the Non-Voting Date, then the Non-Voting Date shall automatically be extended to September 30, 2002. In addition, prior to the expiration of the Non-Voting Date, the holder shall not have the right, and shall cause its controlling member not to, and not to agree, to voluntarily transfer, donate, sell, assign or otherwise dispose of any preferred, common or other equity securities of the Corporation or any other interest therein. As used herein, the term "affiliate" or any correlative term shall mean, with respect to any party, any other party directly or indirectly controlling, controlled by, or under direct or indirect common control with, such party, or other than the father of the controlling member of Kojaian Ventures, L.L.C.

     5. CALCULATION OF ASSUMED SHARE NUMBER. The Assumed Share Number shall be determined by dividing the Stated Value by the Strike Price then in effect.

     (a) The initial strike price, subject to adjustment as provided herein, is equal to $1.00 (the "Strike Price") based upon the Adjusted Outstanding Shares as of April 14, 2002 as adjusted pursuant to Sections 5 and 6 hereof. The applicable Assumed Share Number and Strike Price from time to time in effect is subject to adjustment as hereinafter provided. The Assumed Share Number shall be calculated to the nearest share of Common Stock.

     (b) As used herein, the term "Adjusted Outstanding Shares" shall mean the shares of Common Stock outstanding as of April 14, 2002, plus the shares of Common Stock underlying and either issuable or issued upon (i) those Common Stock options that have been granted prior to and were outstanding on April 14, 2002, and that have an exercise price equal to or less than $5.00 per share (other than such Common Stock options, if any, that are cancelled on or before the Adjustment Date), plus (ii) all Common Stock options that are authorized as of April 14, 2002, and thereafter granted on or before the Adjustment Date, plus
(iii) 50% of all Common Stock options, if any, authorized after April 14, 2002, and thereafter granted on or before the Adjustment Date ("Newly Authorized Options"), provided that the number of Newly Authorized Options to be taken into account for the purposes of this subclause (iii) shall not exceed the number of any Common Stock options cancelled on or before the Adjustment Date. Notwithstanding anything set forth herein to the contrary, in the event that a Liquidation shall be consummated before the Adjustment Date, then for purposes of calculating the Adjusted Outstanding Shares, the Adjustment Date shall be deemed to be the date of consummation of such liquidation.

     (c) Whenever the Assumed Share Number and Strike Price shall be adjusted as provided in Section 6 hereof, the Corporation shall forthwith file at each office designated for the conversion of Series A Preferred Stock, a statement, signed by the Chairman of the Board, the President, any Vice President or Treasurer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the Assumed Share Number that will be effective after such adjustment. The Corporation shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each record holder of Series A Preferred Stock at his or its address appearing on the stock register.

     6. ANTI-DILUTION PROVISIONS.

     (a) The Strike Price shall be subject to adjustment from time to time in accordance with this Section 6 commencing on April 14, 2002 (whether shares of the Series A Preferred Stock are outstanding or not). For purposes of this
Section 6, the term "Number of Common Shares Deemed Outstanding" at any given time shall mean the number of Adjusted Outstanding Shares at such time (including (x) certain options, warrants and securities convertible into or exchangeable for shares of Common Stock and (y) without duplication, the number of shares of the Common Stock deemed to be outstanding under paragraphs 6(b)(1) to (9), inclusive, at such time, all in accordance with the provisions of this
Section 6).

     (b) Except as provided in Section 6(c), 6(d) or 6(f) hereof, if and whenever on or after the Initial Issuance Date, the Corporation shall issue or sell, or shall in accordance with paragraphs 6(b)(1) to (9), inclusive, be deemed to have issued or sold any shares of its Common Stock for a consideration per share less than the Strike Price in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale (the "Triggering Transaction"), the Strike Price shall, subject to paragraphs (1) to (9) of this
Section 6(b), be reduced to the Strike Price (calculated to the nearest tenth of a cent) determined by dividing:

          (i) an amount equal to the sum of (x) the product derived by multiplying the Number of Common Shares Deemed Outstanding immediately prior to such Triggering Transaction by the Strike Price then in effect, plus (y) the consideration, if any, received by the Corporation upon consummation of such Triggering Transaction, by

          (ii) an amount equal to the sum of (x) the Number of Common Shares Deemed Outstanding immediately prior to such Triggering Transaction plus
     (y) the number of shares of Common Stock issued (or deemed to be issued in accordance with paragraphs 6(b)(1) to (9)) in connection with the Triggering Transaction.

     For purposes of determining the adjusted Strike Price under this Section 6(b), the following paragraphs (1) to (9), inclusive, shall be applicable:

               (1) In case the Corporation at any time shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable and the price per share for which the Common Stock is issuable upon exercise, conversion or exchange (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities) shall be less than the Strike Price in effect immediately prior to the time of the granting of such Option, then the total maximum amount of Common Stock issuable upon the exercise of such Options or in the case of Options for Convertible Securities, upon the conversion or exchange of such Convertible Securities shall (as of the date of granting of such Options) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Strike Price shall be made upon the actual issue of such shares of Common Stock or such Convertible Securities upon the exercise of such Options, except as otherwise provided in paragraph (3) below.

               (2) In case the Corporation at any time shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Strike Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Strike Price shall be made upon the actual issue of such Common Stock upon exercise of the rights to exchange or convert under such Convertible Securities, except as otherwise provided in paragraph (3) below.

               (3) If the purchase price provided for in any Options referred to in paragraph (1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in paragraphs (1) or (2), or the rate at which any Convertible Securities referred to in paragraphs (1) or (2) are convertible into or exchangeable for Common Stock shall change at any time, the Strike Price in effect at the time of such change shall forthwith be readjusted to the Strike Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

               (4) On the expiration of any Option, the issuance of which initially caused a reduction in the Conversion Price in accordance with the provisions of this Section 6(b), or the termination of any right to convert or exchange any Convertible Securities, the issuance of which initially caused a reduction in the Conversion Price in accordance with the provisions of this Section 6(b), the Strike Price then in effect hereunder shall forthwith be increased to the Strike Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

               (5) In case any Options shall be issued in connection with the issue or sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

               (6) In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration as determined in good faith by the Board of Directors. In case any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger or acquisition in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as shall be attributable to such Common Stock, Options or Convertible Securities, as the case may be.

               (7) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock for the purpose of this Section 6(b).

               (8) In case the Corporation shall declare a dividend or make any other distribution upon the stock of the Corporation payable in Options or Convertible Securities, then in such case any Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

               (9) For purposes of this Section 6(b), in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right or subscription or purchase, as the case may be.

     (c) In the event the Corporation shall declare a dividend upon the Common Stock (other than a dividend payable in Common Stock) payable otherwise than out of earnings or earned surplus, determined in accordance with generally accepted accounting principles, including the making of appropriate deductions for minority interests, if any, in subsidiaries (herein referred to as "Liquidating Dividends"), then, Corporation shall pay the holders of the Series A Preferred Stock an amount equal to the aggregate value at the time of such exercise of all Liquidating Dividends based upon the Assumed Share Number, at the then applicable Strike Price prior to any payment to holders of Common Stock. For the purposes of this Section 6(c), a dividend other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend as determined in good faith by the Board of Directors.

     (d) In case the Corporation shall at any time (i) subdivide the outstanding Common Stock or (ii) issue a dividend on its outstanding Common Stock payable in shares of Common Stock, the Assumed Share Number in effect immediately prior to such dividend or combination shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate adjustments to the Strike Price in effect immediately prior to such subdivision or dividend). In case the Corporation shall at any time combine its outstanding Common Stock, the Assumed Share Number in effect immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate adjustments to the Strike Price in effect immediately prior to such combination).

     (e) If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Series A Preferred Stock shall have the right to acquire and receive, which right shall be prior to the rights of the holders of Junior Stock (but after and subject to the rights of holders of Senior Preferred Stock, if any), such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received based upon the Assumed Share Number at the Strike Price then in effect. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument mailed or delivered to the holders of the Series A Preferred Stock at the last address of each such holder appearing on the books of the Corporation, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase.

     (f) The provisions of this Section 6 shall not apply to any Common Stock issued, issuable or deemed outstanding under paragraphs 6(b)(1) to (9) inclusive: (i) pursuant to

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

options, warrants and conversion rights that are not deemed to be Adjusted Outstanding Shares, (ii) on conversion of the Series A Preferred Stock or the sale of any additional shares of Series A Preferred Stock, or (iii) any issuance of stock for which the holders of a majority of the outstanding shares of Series A Preferred Stock have waived in writing the rights contained in this Section 6.

     (g) If at any time or from time to time on or after the Initial Issuance Date, the Corporation shall grant, issue or sell any Options, Convertible Securities or rights to purchase property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock and such grants, issuances or sales do not result in an adjustment of the Strike Price under Section 6(b) hereof, then each holder of Series A Preferred Stock shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such holder of the notice concerning Purchase Rights to which such holder shall be entitled under Section 6(g)) and upon the terms applicable to such Purchase Rights either:

          (i) the aggregate Purchase Rights which such holder could have acquired if it had held the Assumed Share Number of shares of Common Stock immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the exercising holders of the Series A Preferred Stock as soon as possible after such exercise and it shall not be necessary for the exercising holder of the Series A Preferred Stock specifically to request delivery of such rights; or

          (ii) in the event that any such Purchase Rights shall have expired or shall expire prior to the end of said thirty (30) day period, the number of shares of Common Stock or the amount of property which such holder could have acquired upon such exercise at the time or times at which the Corporation granted, issued or sold such expired Purchase Rights.

                  If any event occurs as to which, in the opinion of the Board of Directors, the provisions of this Section 6 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the Strike Price as otherwise determined pursuant to any of the provisions of this Section 6 except in the case of a combination of shares of a type contemplated in Section 6(d) hereof and then in no event to an amount larger than the Strike Price as adjusted pursuant to Section 6(d) hereof.


          7. SERIES A DIRECTORS.


     (a) During the period commencing upon the initial issuance of any Series A Preferred Stock by the Company and concluding thirty-six (36) months thereafter (the "36 Month Period"), the holders of a majority in interest of the Series A Preferred Stock shall have the right, at any time and from time to time during such 36 Month Period, to designate three directors the "Series A Directors". The Series A Directors, acting as a committee, shall have the

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


right, during the 36 Month Period, to approve (by the affirmative vote of the majority the Series A Directors) any of the transactions set forth in Section 7(b) below. Any meeting of the Series A Directors may be called by its Chairman, in the event that the Series A Directors elect to designate one of its members as its Chairman, or by a majority of the members of the Series A Directors. It is expressly understood and agreed that the designation of Series A Directors shall not in any fashion prohibit or limit the Board of Directors of the Company with respect to its duties, abilities or responsibilities under the GCL to consider, examine, review, analyze, discuss and/or vote on any matter that may legally come before the Board of Directors, including but not limited to those matters set forth in Section 7(b) below; PROVIDED THAT it is further expressly understood and agreed that in the event that the Series A Directors seek to exercise their right with respect to approving any transaction set forth in
Section 7(b) below, then in order for the Company to approve, effect or implement any action set forth in Section 7(b) below, in addition to any approval of the Board of Directors or stockholders of the Company that may be required by the Certificate of Incorporation, Bylaws or applicable law, the affirmative approval of the Series A Directors shall be required as provided in this Section 7. The Series A Directors shall be full voting members of the Board of Directors.

     (b) During the 36 Month Period, the Series A Directors shall have a right of approval with respect to any of the following transactions:

          (i) the authorization or effecting of (a) any sale, lease, transfer or other disposition of all or substantially all the assets of the Corporation; (b) any merger or consolidation or other reorganization of the Corporation with or into another corporation, (c) the acquisition by the Corporation of another entity by means of a purchase of all or substantially all of the capital stock or assets of such entity, or (d) a liquidation, winding up, dissolution or adoption of any plan for the same.

     It is expressly understood and agreed that upon the expiration of the 36 Month Period, all of the terms and provisions of this Section 7 shall automatically terminate and shall be of no further force and effect.


     8. LEGENDS. All shares of Series A Preferred Stock and Common Stock issuance upon conversion of the Series A Preferred Stock shall bear one or all of the following legends:

     (a) The Securities represented hereby have not been registered under the Securities Act of 1933, as amended (the "Act"), or under the Securities Laws of certain states. These securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Act and applicable state securities laws, pursuant to registration or exemption therefrom. Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time. The issuer of these securities may require an opinion of counsel in form and substance reasonably satisfactory to the issuer to the effect that any proposed transfer or resale is in compliance with the act and any applicable state securities laws."

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

     (b) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

















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




                  IN WITNESS  WHEREOF,  Grubb & Ellis  Company  has caused  this
Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock to be duly executed by its CEO this 19th day of September, 2002.


                             GRUBB & ELLIS COMPANY


                             By /s/ Barry M. Barovick
                                ---------------------------------------------
                             Name:    Barry M. Barovick
                             Title:   CEO


















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